UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 21, 2014

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Noble Energy, Inc. (the “Company”) in a Form 8-K filed on April 15, 2014, Charles D. Davidson plans to retire from the Company effective May 1, 2015. In transitioning to his anticipated retirement, Mr. Davidson resigned as Chief Executive Officer of the Company effective October 21, 2014. He will continue to serve as Chairman of the Board of Directors of the Company (the “Board”) until the 2015 Annual Meeting.
Also effective October 21, 2014, the Board appointed David L. Stover as President and Chief Executive Officer of the Company. Prior to that appointment, Mr. Stover, age 56, served as the Company’s President and Chief Operating Officer, a position he has held since April 2009. Prior to that time, he served as Executive Vice President and Chief Operating Officer of the Company beginning in August 2006. Mr. Stover joined the Company in 2002 and has served in various senior management capacities, including Senior Vice President of North America and Business Development and Vice President of Business Development. Prior to joining the Company, he held various positions with BP America, Inc., Vastar Resources, Inc., and Atlantic Richfield Company. Mr. Stover holds a bachelor’s degree in petroleum and natural gas engineering from Pennsylvania State University and has approximately 35 years of industry experience.
In connection with Mr. Stover’s appointment, the Company’s Compensation Committee approved the following compensation components: (i) a base salary of $950,000 and (ii) a short-term incentive plan target bonus of 110%. Mr. Stover will continue to participate in the Company’s long term incentive plan, with stock options and restricted stock granted under the Company’s 1992 Stock Option and Restricted Stock Plan.
On October 21, 2014, Mr. Stover and the Company terminated his Change of Control Agreement dated July 27, 2004 and subsequently amended (“Terminated Plan”), which provided for the payment of severance benefits to Mr. Stover upon certain terminations of employment following a change of control of the Company, including a lump sum payment equal to 2.5 times his annual cash compensation.
Mr. Stover will now participate in the Noble Energy, Inc. Change of Control Plan for Executives dated October 24, 2006 and subsequently amended (the “Executive Plan”). The benefits available to Mr. Stover under the Executive Plan, and the circumstances under which they are triggered, are substantially similar to those provided for under the Terminated Plan, except for certain adjustments resulting from his appointment as President and Chief Executive Officer of the Company: (i) the lump sum payment multiple was increased from 2.5 times his annual cash compensation to 2.99 times and (ii) the period for certain continuing welfare benefits was increased from 30 months to 36 months.
The Board also approved other appointments within its senior leadership team effective October 21, 2014. Susan M. Cunningham, age 58, was appointed Executive Vice President responsible for the Company’s global Exploration, New Ventures, Frontier, Environmental, Health, Safety, Regulatory and Business Innovation activities. She has served as Senior Vice President of the Company since April 2001 and, since April 2013, was responsible for operations in the Gulf of Mexico and West Africa, as well as Frontier Ventures. Ms. Cunningham previously served the Company as Senior Vice President for Exploration and Geoscience. Prior to joining the Company, she held various exploration and development positions with Texaco, Statoil, and Amoco.
In connection with Ms. Cunningham’s appointment, the Company’s Compensation Committee approved the following compensation components: (i) a base salary of $560,000 and (ii) a short-term incentive plan target bonus of 80%. Ms. Cunningham will continue to participate in the Company’s long term incentive plan, with stock options and restricted stock granted under the Company’s 1992 Stock Option and Restricted Stock Plan.
Gary W. Willingham, age 50, was appointed Executive Vice President responsible for the Company’s global Production, Drilling, Major Projects and Supply Chain activities. He has served as Senior Vice President since April 2013 responsible for U.S. onshore operations. Mr. Willingham previously served the Company as Vice President of Strategic Planning, Environmental Analysis and Reserves. Prior to joining the Company, he held various positions at BP America, Inc., Vastar Resources, Inc. and Atlantic Richfield Company.
In connection with Mr. Willingham’s appointment, the Company’s Compensation Committee approved the following compensation components: (i) a base salary of $500,000 and (ii) a short-term incentive plan target bonus of 80%. Mr. Willingham will continue to participate in the Company’s long term incentive plan, with stock options and restricted stock granted under the Company’s 1992 Stock Option and Restricted Stock Plan.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this current report on Form 8-K:

10.1	Termination of Change of Control Agreement dated effective October 21, 2014 by and between David L. Stover and the Company, filed herewith.
10.2
Noble Energy, Inc. Change of Control Severance Plan for Executives (as amended effective January 1, 2008) (incorporated by reference to Exhibit 10.40 to the Company’s annual report on Form 10-K filed February 27, 2008).

10.3
Amendment to the Noble Energy, Inc. Change of Control Severance Plan for Executives dated effective February 1, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed February 4, 2011).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: October 27, 2014	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Associate General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Termination of Change of Control Agreement dated effective October 21, 2014 by and between David L. Stover and the Company, filed herewith.
10.2
Noble Energy, Inc. Change of Control Severance Plan for Executives (as amended effective January 1, 2008) (incorporated by reference to Exhibit 10.40 to the Company’s annual report on Form 10-K filed February 27, 2008).

10.3
Amendment to the Noble Energy, Inc. Change of Control Severance Plan for Executives dated effective February 1, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed February 4, 2011).